Exhibit 99.1

          Community Bancorp Announces Management Succession


    ESCONDIDO, Calif.--(BUSINESS WIRE)--June 24, 2003--Community Bancorp Inc. (Nasdaq:CMBC) today announced that Michael J. Perdue has been named President and Chief Operating Officer of the Company and its wholly owned subsidiary Community National Bank.
    He was also elected a director of the Bank. Perdue will become the Chief Executive Officer of both companies later in 2003 when the current CEO, Thomas E. Swanson, retires. After retirement, Swanson, 58, will remain with the Company as a director and consultant.
    Gary Deems, the Chairman of the Board of the Company commented:
"Tom has successfully led us through a period of very rapid growth and will be leaving the Company in very good shape. I and several of our other directors have known Mike Perdue for many years and we are confident he will be an outstanding successor to Tom."
    Perdue, 49, has been involved in banking and finance for over 25 years both in Oregon and Southern California. He has held senior management positions with several local financial institutions including five years as EVP/Chief Operating Officer and a director of Escondido-based FP Bancorp Inc., parent of First Pacific National Bank. For the last four years he has served as President of Entrepreneurial Capital Corp., a private investment firm located in Newport Beach, Calif., with interests in strategic financial investments, including community banks, and publicly traded debt and equity securities.
    "I'm very excited about this new opportunity," stated Perdue. "I have had the privilege of working with Tom and several of the other officers and staff in the past, and look forward to joining an outstanding management team."
    Community National Bank is a subsidiary of Community Bancorp, a $425 million financial institution headquartered in Escondido, Calif. The Bank's primary focus is on community banking and commercial lending with additional niches of SBA and aircraft lending. The Bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista, Calif. The Bank also has nine SBA loan production offices located throughout the state of California.

    www.comnb.com

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc.
             Gary Deems, 760/432-1111